SHARE AND ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              PHMH HOLDING COMPANY

                                       AND

                 JAMES GANN, SR., JAMES GANN, JR., AND GAIL GANN

                                     FOR THE

                            STOCK OF MPH CRANE, INC.

                                     AND THE

           REAL ESTATE LOCATED AT 213 INDUSTRIAL DRIVE, FRANKLIN, OHIO

                                FEBRUARY 14, 1997

                               PURCHASE AGREEMENT

      This Purchase Agreement ("Agreement") is made and entered into effective February 14, 1997 by the following:

1. PHMH Holding Company is a Delaware holding company with its principal place of business located in Wilmington, Delaware ("Buyer");

2. James Gann, Sr. and James Gann, Jr. (collectively referred to as the "Sellers"), and Gail Gann (together with the Sellers referred to as the "Shareholders");

3. MPH Crane, Inc., an Ohio Corporation with its principal place of business located in Franklin, Ohio ("Purchased Company").

The Buyer, Shareholders, and the Purchased Company are referred to collectively as the "Parties".

      In consideration of the representations, warranties, and covenants discussed below, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

      "Acquired Shares" means all right, title, and interest in all classes of the issued and outstanding shares of MPH Crane, Inc.

      "Acquired Real Estate" shall mean the real estate located at 213 Industrial Drive, Franklin, Ohio.

      "Affiliate" of a Party means a Person or company that directly, or indirectly through one or more intermediaries, owns or controls, or is controlled or owned by, or is under common control or ownership with, that Party.

      "Business" means all business operations and activities in which the Purchased Company is now engaged or has been engaged in the past, other than 1) selling and servicing Landoll roll back trailers, 2) owning farmland, 3) owning lakefront property, and 4) the assets listed on Exhibit 1.01(a).

      "Closing Date Balance Sheet" means the statement of assets, liabilities, and shareholders equity of the Purchased Company on the date of the Closing.

      "Contracts" means all arrangements, agreements or contracts of any type or nature whatsoever, including government contracts.

      "Indemnified Liabilities" means:

      (a) any Environmental Liabilities of the Purchased Company as set forth in Article (V) of this Agreement;

      (b) any Liability of the Shareholders or the Purchased Company for Taxes
(i) arising in connection with this Transaction (including any Taxes arising because the Shareholders are transferring the Acquired Shares and/or the Sellers are transferring the Acquired Real Estate) or (ii) which arose, were incurred, or accrued for periods on or prior to the Closing Date which are not reflected in the Closing Date Balance Sheet (whether or not the liability for such Taxes exists as of such date);

      (c) any Liability of the Shareholders or the Purchased Company for costs and expenses incurred in connection with this Transaction;

      (d) any Liability of the Purchased Company which arises out of activities other than its Business (specifically included as Indemnified Liabilities under this sub-section include, without limitation, any claims or Liabilities which arise out of the Landoll roll back trailer sales and service, the boat, the farmland located in Prebble County, Ohio, the lakefront property located in Prebble County, Ohio and other real estate previously owned not used in the Business);

      (e) any Liability arising from the Shareholders' or the Purchased Company's violation before the Closing Date of any laws, ordinances or regulations;

      (f) any Liability, arising from the Purchased Company breaching a contract prior to the Closing Date, other than as reflected on its financial statements;

      (g) any Liability arising out of a contract or agreement which Shareholders have not disclosed on the Disclosure Schedule, and which may be considered breached or terminated because of this Transaction;

      (h) subject to the provisions of Section 10.16, any Liability of the Purchased Company arising from products or services delivered or performed in the field prior to the Closing Date, for all claims of loss of profits, loss of capital, or loss of use by the Purchased Company's customer or the product end user, but only to the extent that such claims are made within three (3) years of the Closing Date; and

      (i) 50% of any Liability arising out of negligence and/or product liability claims made by third parties against the Purchased Company for accidents and/or incidents occurring within two (2) years after the Closing Date, including the cost of defense of such claims, which involve products and/or services sold or provided by the Purchased Company prior to the Closing Date, with a maximum aggregate cap of $50,000 to be paid under this provision.

      "Intellectual Property" means all of the following owned by Purchased Company or Shareholders, and pertaining to the Business: (a) all patents, patent applications, patent disclosures, and their improvements, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and registrations, and their applications for registration, together with all of the associated goodwill, including, but not limited to, "MPH Crane", (c) all copyrights, registrations, and applications for their registration, to the extent assignable, (d) all mask works, registrations, and applications for their registration, (e) all computer software, data, and documentation, (f) all trade secrets and confidential business information (including ideas, formulas, compositions, inventions [whether patentable or unpatentable and whether or not reduced to practice], know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, service manuals, parts lists, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) all other proprietary rights, and (h) all copies and tangible embodiments (in whatever form or medium) of any of the above.

      "Knowledge" means all information actually known by the Shareholders, after due and appropriate review of documents in the possession of or located at the Purchased Company, and interviews with Larry Ramsey, Doug Stump, Joe Cox, Vic Stempler, and Talmedge Buckle, after Sellers have requested such individuals to undertake a due and appropriate review of documents and collection of information.

      "Liability" or "Liabilities" means any responsibility or obligation whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, whether disputed or undisputed, and whether legal or equitable.

      "Material" means of a magnitude such that it had, has, or may in the future have an economic effect, gain or loss with respect to the Buyer or the Purchased Company, in excess of twenty-five thousand dollars ($25,000).

      "Net Book Value" means the excess of assets over liabilities as shown on a balance sheet prepared in accordance with U.S. generally accepted accounting practices, and based in principle on the agreed to July 1996 financial statements as adjusted to exclude those assets to be divested prior to Closing, a copy of which is attached as Exhibit 1.01(b).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice and shall include matters such as quantity and frequency.


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

      "Person" means any individual, partnership, joint venture, corporation or any other type of entity.

      "Security Interest" means any mortgage, pledge, security interest, claim, encumbrance, charge, or other lien.

      "Tax" means any income, gross receipts, capital stock, employment, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, import or custom duties, goods and services, sales, use, transfer, value added, alternative minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not, and regardless of the country, state, or jurisdiction in which it arises.

      "Transaction" means all activities involving the Buyer purchasing from Shareholders the Acquired Shares and the Acquired Real Estate, including (l) drafting, executing and delivering this Agreement and other related documents,
(2) the conduct of due diligence, (3) the Closing, (4) the transfer of the Acquired Shares and Acquired Real Estate, and (5) all post closing rights and obligations.

                                   ARTICLE II
                                BASIC TRANSACTION

      2.01. Purchase and Sale of Shares. Subject to all terms and conditions contained in this Agreement, (1) the Buyer agrees to purchase from the Shareholders, and the Shareholders agree to sell and deliver to the Buyer, good, marketable and indefeasible title to all of the Acquired Shares at the Closing and (2) Buyer, or its designee, agrees to purchase from Sellers, and Sellers agree to sell and deliver to the Buyer, or its assignee, good, marketable and indefeasible title to the Acquired Real Estate at the Closing. The Acquired Shares shall be free and clear of all Security Interests, Liabilities and other restrictions.

      2.02 Purchase Price. The amount to be paid by Buyer to Shareholders for the Acquired Shares shall be $7,400,000.00, minus the outstanding principal balance, together with any and all accrued and unpaid interest, costs and fees, of all long term debt and lines of credit (hereafter the "Share Purchase Price"), based on the Purchased Company having $1,627,030.00 in Net Book Value on the Closing Date. The amount to be paid by Buyer to Sellers for the Acquired Real Estate shall be $4,000,000.00 (hereafter the "Real Estate Purchase Price"). The Share Purchase Price shall be adjusted downward dollar for dollar to the extent the Net Book Value of the Purchased Company is less than $1,627,030.00 on the Closing Date. The Share Purchase Price shall be adjusted upward dollar for dollar to the extent that the Net Book Value of the Purchased Company exceeds $1,627,030.00 on the Closing Date. At the Closing, Buyer shall l) pay to Sellers the entire amount of the Real Estate Purchase Price, and 2) pay the entire amount of the Share Purchase Price in cash or immediately available funds, other than $700,000, which

(subject to the $400,000 offset balance under Section 9.05) shall not be payable until 30 days after the Purchased Company has received the funds for selling the Dayton, Ohio facility. The sale of the Dayton facility shall be conducted in accordance with the procedures outlined in Section 8.06.

      2.03 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Coolidge, Wall, Wamsley & Lombard commencing at 10:00 a.m. Dayton, Ohio time, on February 14, 1997 or such other date as the Parties may mutually determine (the "Closing Date").

      2.04 Deliveries at the Closing. At the Closing: (a) the Shareholders will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6.01 herein, (b) the Buyer will deliver to the Shareholders the various certificates, instruments, and documents referred to in ss.6.02 herein, (c) the Shareholders and the Purchased Company will execute, acknowledge (if appropriate), and deliver to the Buyer such other documents as the Buyer and its counsel reasonably may request, (d) the Buyer will execute, acknowledge (if appropriate), and deliver to the Shareholders such other documents as the Shareholders and their counsel reasonably may request, and (e) the Buyer will deliver to the Shareholders and Sellers for their respective accounts the consideration specified in ss.2.02 above.

      2.05 Preparation of Closing Date Balance Sheet.

      (a) Within 60 days after the Closing Date, the Shareholders will prepare and deliver to the Buyer a draft Closing Date Balance Sheet. The Shareholders will prepare the draft Closing Date Balance Sheet on a basis consistent with the preparation of their July 1996 financial statements, attached as Exhibit 1.01(b)
(a), along with the adjustments agreed to by all Parties prior to the Closing. Buyer shall give Shareholders and their accountants, employees and other agents reasonable access to the books, records and assets of the Purchased Company for purposes of preparing the draft Closing Date Balance Sheet;

      (b) If the draft Closing Date Balance Sheet is not acceptable to Buyer, the Buyer will deliver to the Shareholders within 30 days after receiving the draft Closing Date Balance Sheet a detailed statement describing its objections. The Buyer and the Shareholders will use reasonable efforts to resolve any such objections, but if they do not obtain a final resolution within 30 days after Shareholders have received the statement of objections, the Buyer and Shareholders will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and Shareholders are unable to agree on the choice of an accounting firm, they will select the accounting firm of Ernst & Young;

      (c) The Parties will share the fees and expenses of this accounting firm in proportion to the degree to which the accounting firm has accepted the position of the other Party;


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

      (d) The determination of any accounting firm so selected will be conclusive and binding upon the Parties as to the final Closing Date Balance Sheet;

      (e) Within 15 days following the determination of the final Closing Date Balance Sheet, the amount of any increase in the Share Purchase Price, if any, shall be paid by the Buyer in cash or by immediately available funds; and

      (f) any reduction in the Share Purchase Price following the determination of the Closing Date Balance Sheet shall be subject to the same set off procedures and limitations as set forth in Article 9.05.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      The Sellers, the Purchased Company, and the Shareholders where specifically noted represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. Terms used in the Disclosure Schedule and not specifically otherwise defined shall have the same meanings as in this Agreement.

      3.01 Corporate Organization. MPH Crane, Inc is a corporation duly organized, valid and subsisting, and in good standing under the laws of Ohio. Its authorized capital consists of 50 Class A voting shares, and 450 Class B non-voting shares. All shares have been issued and are outstanding as fully paid and non-assessable. The Shareholders have delivered to the Buyer true, correct, complete and up to date copies of the articles of incorporation and code of regulations of MPH Crane, Inc. (as amended to date). The minute books containing the records of meetings of the shareholders and the board of directors are correct and complete in all Material respects. MPH Crane, Inc. is not in default under, or in violation of, any provision of its articles or code of regulations. In addition:

      (a) Except with respect to the rights granted to Buyer pursuant to this Agreement, there are no outstanding options, warrants, contracts, subscriptions, commitments or other rights of any character which may entitle any Person to acquire any of the issued or unissued capital stock of the Purchased Company prior or subsequent to the Closing; and

      (b) Shareholders have good, lawful and marketable title to, and record and beneficial ownership of all of the issued and outstanding shares of the capital stock of the Purchased Company. All such outstanding shares of the Purchased Company have been duly authorized and issued, and are fully paid and are nonassessable. Shareholders own all such shares free and clear of all liens, security agreements, shareholders' agreements, voting trust agreements and other claims and encumbrances. At the Closing, upon Shareholders' delivery of the shares to Buyer, Buyer will own all of the issued and outstanding capital stock of the Purchased Company, free and clear of all liens, security agreements, shareholders' agreements, voting trust agreements and other claims and encumbrances, except those that are the result of Buyer's actions.

      3.02 Authorization of Transaction. Shareholders and the Purchased Company have full individual and corporate power and authority to execute and deliver this Agreement and to perform their obligations to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Shareholders and constitutes a valid and legally binding obligation on their behalf, and upon the Purchased Company, enforceable and effective in accordance with its terms. Further, Sellers and Shareholders own respectively, with good and marketable title, unencumbered by any Liability, option, right of first refusal, or Security Interest, all of Acquired Real Estate and the Acquired Shares, respectively, subject only to those items listed on the Disclosure Schedule.

      3.03 Noncontravention. Except as set forth in the Disclosure Schedule, the execution and the delivery of this Agreement and the consummation of this Transaction will not (1) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, government agency or court, (2) violate any provision of the charter or code of regulations of the Purchased Company, (3) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, assignment, sublicense, franchise, permit, indenture, agreement, mortgage, promissory note or other evidence of indebtedness, Security Interest, or any other agreement to which the Shareholders or the Purchased Company is a party or bound, or to which the Business is subject, or (4) result in the imposition of any Security Interest upon any of the Purchased Company's assets or the Acquired Real Estate.

      3.04 Financial Statements. All financial statements of the Purchased Company provided to Buyer for the fiscal year ended October 31, 1995 and the July 1996 financial statements, attached as Exhibit 1.01(b) (as agreed to after adjustments) have been prepared in accordance with U.S. generally accepted accounting principals applied consistently, and are attached as Exhibit 3. 04.

      3.05 Events Subsequent to Most Recent Fiscal Year End. Other than as listed on the Disclosure Schedule, since the most recent fiscal year end for the Purchased Company (and other than as reflected on the July 1996 financial statements), there has not been any Material adverse change in the assets, Liabilities, Business, financial condition, operations (including any substantial reduction in backlog or new orders, technical problems or delays in availability of materials), or results of operations. Without limiting the generality of the foregoing, since that date:

      (a) The Purchased Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair and adequate consideration in the Ordinary Course of Business (and other than as required by this Transaction);

      (b) The Purchased Company has not entered into any contract, lease, sublease, license, or sublicense either (l) involving more than $10,000 other than to a product customer or vendor in the Ordinary Course of Business (other than for the vehicle acquisitions which are listed on the Disclosure Schedule), or (2) outside the Ordinary Course of Business;

      (c) No Person has accelerated, terminated, modified, or canceled (other than termination at the end of a scheduled term) any contract, lease, sublease, license, or sublicense with the Purchased Company, involving more than $10,000;

      (d) The Purchased Company has not granted, or become aware of the existence of, any Security Interest upon any of its assets, tangible or intangible;

      (e) The Purchased Company has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 in the aggregate;

      (f) The Purchased Company has not created, incurred, assumed, or guaranteed any indebtedness other than its trade payables, in excess of $10,000;

      (g) The Purchased Company has not delayed or postponed beyond its normal practice the payment of accounts payable and other Liabilities;

      (h) The Purchased Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $10,000 in the aggregate;

      (i) The Purchased Company has not granted any license or sublicense of any rights under, or with respect to, any Intellectual Property;

      (j) The Purchased Company has not declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

      (k) The Purchased Company has not experienced any damage, destruction, or loss in excess of $10,000 in the aggregate (whether or not covered by insurance) to its property and assets;

      (l) The Purchased Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees giving rise to any claim or right on its part against any such person, or on the part of any such person against it, which exceeds $10,000, other than reflected on the financial statements of the Purchased Company or as set forth on the Disclosure Schedule;

      (m) The Purchased Company has not entered into any new employment contract or collective bargaining agreement, written or oral, or substantially modified the terms of any existing such contract or agreement;

      (n) The Purchased Company has not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees (other than normal raises made consistent with past practices and the salary doubling to Shareholders James Gann, Sr. and James Gann, Jr.);

      (o) The Purchased Company has not adopted any new (1) bonus, (2) profit-sharing, (3) incentive compensation, (4) pension, (5) retirement, (6) medical, hospitalization, life, or other insurance, (7) severance, or (8) other plan, contract, or commitment for any of its directors, officers, and employees, or substantially modified or terminated any existing such plan, contract, or commitment;

      (p) The Purchased Company has not made any other change in employment terms for any of its directors, officers, or employees, either (l) outside the Ordinary Course of Business, or (2) inconsistent with or substantially different from, its prior practices.

      (q) The Purchased Company has not made or pledged to make any charitable or political contribution in excess of $5,000 in the aggregate;

      (r) The Purchased Company has not entered into any merger, acquisition, or consolidation agreement;

      (s) The Purchased Company has not entered into an agreement, contract, understanding or other transaction with, or made a payment to, any Affiliate of the Purchased Company, or entered into or agreed to an amendment or modification to an existing agreement, contract, understanding or other transaction with any Affiliate, whether or not in the Ordinary Course of Business other than as set forth on the Disclosure Schedule; and

      (t) There has not been any other occurrence, event, incident, action, failure to act, or transaction involving the Purchased Company (l) in excess of $100,000 in the Ordinary Course of Business, or (2) in excess of $10,000 outside the Ordinary Course of Business.

      3.06 Undisclosed Liabilities. Other than as set forth on the Disclosure Schedule, the Shareholders and the Purchased Company have no Knowledge of any Material Liabilities except for (a) Liabilities set forth on the face of the most recent balance sheet and (b) Liabilities which have arisen after the most recent balance sheet in the Ordinary Course of Business.

      3.07 Tax Matters.

      (a) The Purchased Company has filed all Tax reports and returns that it was required to file. All such reports and returns were correct and complete in all Material respects. All Taxes owed by the Purchased Company have been paid or adequate reserves for Taxes have been established on the books of the Purchased Company. Other than as set forth on the Disclosure Schedule, the Purchased Company is not currently the beneficiary of any extension of time within which to file any report or return. No claim has been made within the last five years by an authority in a jurisdiction where the Purchased Company does not file returns that it is, or may be, subject to taxation by that jurisdiction. There are no Security Interests in any of the assets of the Purchased Company that arose in connection with any alleged failure to pay any Tax;

      (b) The Purchased Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and

      (c) To the Knowledge of the Shareholders and the Purchased Company, there is no, nor has there ever been a dispute, threat, claim, notice of examination, or an examination concerning any Tax Liability of the Purchased Company by any governmental authority, other than for the resolved dispute with the IRS for tax years 1990 through 1992, and except as set forth in the Disclosure Schedule.

      3.08 Tangible Assets. The Purchased Company owns or leases all tangible assets used in the conduct of the Business. Section 3.08 of the Disclosure Schedule lists all of the leased property. To the Knowledge of Shareholders and the Purchased Company, each tangible asset is free from substantial defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is functioning properly for the purposes for which it presently is used.

      3.09 Owned and Leased Real Property. The Purchased Company owns or leases the real estate set forth on ss.3.09 of the Disclosure Schedule. The Purchased Company does not now own or lease real estate other than that set forth on the Disclosure Schedule, other than for an office in an office park in Centerville, Ohio during the mid-1980's. To Sellers' Knowledge with respect to the Acquired Real Estate and the Dayton facility, there are no (1) pending or threatened expropriation proceedings or planned special assessments relating to the property, (2) pending or threatened litigation or administrative actions relating to the property, (3) orders or rulings by any court or governmental agency requiring repairs, alterations or corrections of any existing conditions of the property, or (4) other matters Materially affecting adversely the current business use, occupancy, or value thereof. In regard to the Acquired Real Estate and the Dayton facility, the Sellers and the Purchase Company represent that:

      (a) To the Knowledge of Sellers and the Purchased Company, (1) the legal descriptions for the parcels contained in the respective deeds describes such parcels fully and adequately, (2) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted nonconforming structure" classifications), and do not encroach on any easement which may burden the land, (3) the properties are not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use have not been obtained, and (4) access to the properties is provided by paved public right-of-way with adequate curb cuts available;

      (b) All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with their ownership and operation, and have been operated and maintained in all Material respects for current business purposes in accordance with applicable laws, rules, and regulations;

      (c) There are no outstanding options or rights of first refusal to third parties to purchase any interest in any portion of the real property which is owned by the Purchased Company;

      (d) There are no parties in possession of the parcels of real properties other than the Purchased Company;

      3.10 Intellectual Property.

      (a) To the Knowledge of Sellers and the Purchased Company, the Purchased Company owns, or has the right to use pursuant to a license, sublicense, agreement, or permission, all Intellectual Property used in the operation of the Business. No claim or notice has been made by a third party that the Purchased Company has inappropriately used Intellectual Property, or that a third party intends to cancel a license, sublicense or agreement which currently allows the Purchased Company to use certain Intellectual Property;

      (b) To the Knowledge of Sellers and the Purchased Company, ss.3.10 (b) of the Disclosure Schedule identifies each patent or registration which has been issued to the Purchased Company with respect to any of its Intellectual Property, identifies each trademark and registered copyright, identifies each pending patent application or application for registration which the Purchased Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Purchase Company has granted to any third party with respect to any of its Intellectual Property;

      (c) To the Knowledge of Sellers and the Purchased Company, ss.3.10 (c) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Purchased Company uses pursuant to license, sublicense, agreement, or permission (other than non-proprietary computer software and similar licenses); and

      (d) All licenses are in good standing, with all fees having been paid on a timely basis.

      3.11 Inventory. The inventory owned by the Purchased Company consists of raw materials, supplies, manufactured and purchased parts, work in process and finished goods, all of which is of a quality and quantity useable and saleable at greater than or equal to the value on the financial statements in the Ordinary Course of Business. The inventory is free and clear of any Security Interest, except as set forth on the Disclosure Schedule. All reserves for excess and obsolete inventory are adequate.

      3.12 Contracts. ss.3.12 of the Disclosure Schedule lists (by Subparagraph) the following contracts, agreements, and other written arrangements to which the Purchased Company is a party to:

      (a) Any written agreement or arrangement concerning a partnership or joint venture;

      (b) Any written agreement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) non-trade indebtedness involving more than $5,000, or under which it has granted or permitted (or may grant or permit) a Security Interest on any of its assets, tangible or intangible;

      (c) Any written agreement concerning confidentiality or noncompetition;

      (d) Any written agreement between or involving the Purchased Company and any of its Affiliates;

      (e) Any written agreement with any of the directors, officers, and employees of the Purchased Company in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

      (f) Any written agreement to which a government department is a party;

      (g) Any written agreement providing for indemnification for or against any Liabilities of any third party;

      (h) Any written agreement in which the Purchased Company anticipates taking a Material loss;

      (i) Any written agreement under which the consequences of a default or termination could have a Material adverse effect on the assets, Liabilities, Business, financial condition, operations, results of operations, or future prospects of the Purchased Company taken as a whole; and

      (j) Any other written agreement not entered into in the Ordinary Course of Business.

The Shareholders have delivered to the Buyer, or showed to Buyer with an offer to provide to Buyer, a correct and complete copy of each written agreement listed above, or has set forth a description of the written agreement in the Disclosure Schedule. To the Knowledge of the Shareholders and the Purchased Company, with respect to each written agreement so listed: (1) the written agreement is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms and conditions, (2) other than as set forth on the Disclosure Schedule, the written agreement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing, (3) no party is in breach or default, and no event has occurred which would constitute a breach or default or permit termination, modification, or acceleration, under the written agreement, and (4) no party has repudiated any provision of the written arrangement.

To the Knowledge of the Shareholders and the Purchased Company, the Purchased Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in ss.3.12 of the Disclosure Schedule. To the Knowledge of Shareholders and the Purchased Company, there is no contract bid currently outstanding which, if accepted, would result in any loss. All purchase orders and commitments of the Purchased Company were entered into in the Ordinary Course of Business. To the Knowledge of Shareholders and the Purchased Company, no supplier has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services and no customer has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from the Purchased Company.

      3.13 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Purchased Company other than as disclosed in the Disclosure Schedule.

      3.14 Insurance. ss.3.14 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, cargo liability, workers' compensation coverage, and bond and surety arrangements) to which the Purchased Company is currently a party, a named insured, or otherwise the beneficiary of coverage, including:

      (a) the name, address, and telephone number of the agent;

      (b) as an exhibit to the Disclosure Schedule, a list of each such policy (or binders for current policies) and;

      (c) a list of any retroactive premium adjustments or other loss-sharing arrangements.

Sellers and the Purchased Company warrant that there are no retroactive premium adjustments, self insured retentions, or other loss-sharing arrangements.

      To the Knowledge of Sellers and the Purchased Company, and other than as set forth on the Disclosure Schedule, for each insurance policy currently in effect (1) the policy is legal, valid, binding, enforceable, and in full force and effect, (2) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms up to and on the Closing Date, (3) neither the Purchased Company nor any other insured party is in breach, (4) no event has occurred which is a breach or default or which would permit termination, modification, or acceleration under the policy, and (5) no party to the policy has repudiated any of its provisions.

      3.15 Litigation. ss.3.15 of the Disclosure Schedule sets forth each instance in which the Purchased Company (1) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (2) is a party to or, to the Knowledge of the Shareholders or the Purchased Company, is threatened to be made a party to, any charge, complaint, action, claim, suit, proceeding, hearing, or investigation in any court, government department, agency, commission, board, authority, other administrative agency, or before any arbitrator to the extent that such instance would have a Material adverse effect on the Business.

      3.16 Product Warranty. Each product manufactured, sold, leased, or delivered by the Purchased Company in the Ordinary Course of Business has been in conformity in all Material respects with all applicable commitments and all express and implied warranties. Other than as set forth on the Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Purchased Company is subject to any guaranty, warranty, or other indemnity which exposes the Purchased Company to Material Liability beyond the standard terms and conditions of sale or lease generally used by the Purchased Company.

      3.17 Product Liability. Other than as set forth on the Disclosure Schedule, the Shareholders and the Purchased Company have no Knowledge of any facts which are likely to give rise to any Liability arising out of any death or injury to persons or damage to property as a result of the ownership, possession, maintenance, or use of any product designed, manufactured, sold, leased, or delivered by the Purchased Company.

      3.18 Employees. To the Knowledge of Sellers and the Purchased Company (1) no key employee or group of employees has any plans to terminate employment with the

Purchased Company, (2) the Purchased Company is in compliance with all federal and state laws respecting employment, wages, and hours, and (3) the Purchased Company has not engaged in any discriminatory hiring or employment practices, or any unfair labor practices, nor have any employment discrimination or unfair labor practice complaints against the Purchased Company been filed, or threatened to be filed, with any federal or state agency having jurisdiction over labor matters, except as set forth on the Disclosure Schedule. To the Knowledge of the Sellers and the Purchased Company, no employee has asserted or threatened to assert that the Purchased Company is liable for any arrears of wages, benefits, damages or any taxes or penalties for failure to comply with any of the foregoing.

      3.19 Employee Benefits. ss.3.19 of the Disclosure Schedule lists all employee benefit plans that the Purchased Company maintains or to which it contributes for the benefit of any current or former employee. In addition:

      (a) To the Knowledge of the Sellers and the Purchased Company, there have been no inappropriate transactions with respect to any employee benefit plan which could result in a Material Liability to the Purchased Company. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any employee benefit plan (other than routine claims for benefits) is pending or, to the knowledge of the Shareholders or the Purchased Company, threatened. The Shareholders and the Purchased Company have no knowledge of any basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

      (b) all employee benefit plans are fully funded, and no plan is under funded;

      (c) the Shareholders and the Purchased Company do not contribute to, nor have they ever been required to contribute to, any multi employer plan which exposes the Purchased Company to Liability; and

      (d) the Purchased Company has no post-retirement medical obligations or plans.

      3.20 Guaranties. The Purchased Company is not a guarantor or indemnitor, and is not otherwise liable, for any Liability (including indebtedness) of an Affiliate or any other Person, other than for the items set forth on the Disclosure Schedule.

      3.21 Health and Safety.

      (a) To the Knowledge of the Shareholders and the Purchased Company, the Purchased Company has obtained all permits, licenses and other authorizations which are legally required concerning public health and safety, and worker health and safety;

      (b) To the Knowledge of the Shareholders and the Purchased Company, the Purchased Company is in compliance with all terms and conditions of all health and safety permits, licenses, and required authorizations; and

      (c) To the Knowledge of the Shareholders and the Purchased Company, the Purchased Company is in compliance with all health and safety laws. Further, to the Knowledge of the Shareholders and the Purchased Company, no facts, events or conditions with respect to any past or present operations or facilities of the Purchased Company, interfere with, or prevent continued compliance with, health and safety laws, nor are there any investigations, inquiries, notices or proceedings pending or threatened with regard to violation of any health or safety law.

      3.22 Legal Compliance.

      (a) To the Knowledge of the Shareholders and the Purchased Company, other than as set forth on the Disclosure Schedule, the Purchased Company is in compliance with all laws (including rules, regulations, and orders hereunder) . Further, the Purchased Company has not received any notice of non-compliance with any law (including rules, regulations, and orders hereunder) with an exposure in excess of $50,000. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Purchased Company alleging any failure to comply with a law.

      (b) To the Knowledge of Shareholders and the Purchased Company, the Purchased Company has not:

            (1) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where the contribution, payment, or gift or its purpose, was illegal;

            (2) established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; and

            (3) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, provincial, municipal, local, or other public office.

      (c) To the Knowledge of Shareholders and the Purchased Company, the Purchased Company has possession of all records and documents it was required to retain under all laws and regulations.

      (d) To the Knowledge of the Shareholders and the Purchased Company, the Purchased Company possesses all licenses, permits, authorizations, franchises and other approvals adequate in all Material respects for the current conduct of the Business, and none of these will be canceled or terminated by virtue of this Transaction.

      3.23 Brokers' Fees. The Shareholders and the Purchased Company have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Transaction, other than fees to its lawyers and accountants which shall be fully satisfied prior to Closing or reserved on the Closing Date Balance Sheet.

      3.24 Disclosure. To the Knowledge of Shareholders and the Purchased Company, neither this Agreement, nor any of the related schedules, exhibits, and attachments contain any untrue statement of a Material fact or omit a Material fact necessary to make each statement accurate. To the Knowledge of Shareholders and the Purchased Company, there is no fact not disclosed to the Buyer in writing and which has had, or would be anticipated to have, a Material adverse effect upon the Purchased Company or upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business.

      3.25 Energy. To the Knowledge of the Shareholders and the Purchased Company, except as set forth on the Disclosure Schedules, no source of energy or utility service has, within two (2) years prior to this Agreement, reduced or terminated services to the Purchased Company, nor has the Purchased Company received any notice threatening to reduce, terminate, ration or subject to allotment any supply of energy or utility services in the future.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Shareholders that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

      4.01 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

      4.02 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable and effective in accordance with its terms and conditions.

      4.03 Noncontravention. The execution and the delivery of this Agreement and the consummation of this Transaction will not (l) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, government agency or court, (2) violate any provision of the articles of incorporation or bylaws of the Buyer, (3) or conflict with, result in a breach of, constitute a default under, any contractual obligation of the Buyer.

      4.04 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Transaction.

                                    ARTICLE V
                              ENVIRONMENTAL MATTERS

      5.01 Definitions. As used in this Agreement:

            (a) "Environment" shall mean ambient air, land surface, subsurface soil, surface and subsurface water, groundwater, and/or natural resources, wherever located.

            (b) "Environmental Claim" shall mean any claim, demand, suit, action, notice order, direction, notice of noncompliance, notice of violation, lien, investigation, administrative proceeding, judicial proceeding or civil action by or from any person, including any Governmental Authority, alleging liability, responsibility, obligation or commitment under any Environmental Law.

            (c) "Environmental Condition" shall mean (i) any Environmental Release which occurred or existed prior to the Closing Date on, at, in, under or from any property ever owned or used by the Purchased Company ("Real Property");
(ii) any Environmental Release which occurred or existed prior to the Closing Date on, at, in, under or from any location in the world other than the Real Property, to the extent such Hazardous Material is related to or from the Business; (iii) any violation or non-compliance of any Environmental Law which occurred or existed prior to the Closing Date in any way involving or related to the Real Property or Business; (iv) any injury (including but not limited to bodily injury, personal injury or Death) to any natural person where such injury arises out of or arises from any exposure to, contact with, absorption of, or infestation of any Hazardous Material which is or was the subject of an Environmental Release; (v) any damage or injury (including but not limited to diminution in value, loss of use, or economic loss) to real or tangible property of any person or entity which occurs prior to the Closing Date, where such injury arises out of or arises from any Hazardous Material which is or was the subject of an Environmental Release.

            (d) "Environmental Law" shall mean any Legal Requirement in any way pertaining to the Environment and/or the regulation of pollution, human health or welfare as affected by the Environment (including, without limitation, any Legal Requirement relating to any Environmental Release or Remedial Action, or relating to the presence, use, possession, control, manufacture, processing, distribution, production, generation, handling, labeling, storage, transportation or treatment of any Hazardous Material), including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sec. 9601 et seq. and 40 C.F.R. Sec. 302.1 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sec.

6901 et seq.), the Federal Water Pollution Control Act as amended by the Clean Water Act of 1977 (33 U.S.C. Sec. 1251 et seq.), the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Sec. 11000 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), and any similar state or local laws.

            (e) "Environmental Liabilities of the Purchased Company" shall mean all obligations, responsibilities, commitments and liabilities under any Environmental Law in any way arising from, arising out of, or related to any Environmental Condition for which Buyer provides written notice to Shareholders within four (4) years after the Closing Date, and provided such Environmental Condition was caused by the Purchased Company prior to the Closing Date.

            (f) "Environmental Permits" shall mean any permit, license, certificate, consent, approval or authorization under any Environmental Law.

            (g) "Environmental Release" shall mean any deposit, disposal, discharge, dispersal, emission, leaching, leaking, injection, migration, presence, release, or spill of Hazardous Material into the Environment or property.

            (h) "Governmental Authority" means the government of the United States of America, any state in the United States of America, and any municipal entity or body politic in any state, or any agency, authority, board, bureau, district, department, commission or instrumentality (including any court or other tribunal) of any of the foregoing.

            (i) "Hazardous Material" means: (i) any material, substance, chemical, waste, contaminant or pollutant which is regulated, listed or defined as hazardous, extremely hazardous, toxic, dangerous, infectious, ignitable, corrosive, flammable irritant, explosive, radioactive, nuclear, restricted, or a nuisance, or words of similar import, under any Environmental Law; (ii) any petroleum substance, petroleum product, underground storage tank, underground receptacle, above ground storage tank, asbestos containing material, urea formaldehyde foam insulation, or any transformer or other equipment containing PCBs; or (iii) any other material substance, chemical, waste, contaminant or pollutant, the exposure to, Environmental Release of or presence in the Environmental Law or which has been determined to be harmful to human health, welfare or the Environment.

            (j) "Legal Requirement" means any statute, law, code, ordinance, regulation, rule, directive, requirement (including those contained in Environmental Permits), order, judgment, writ, injunction, ruling, decree, bylaw, case law, or common law, whether presently in effect or hereinafter enacted, adopted, promulgated or issued, of any Governmental Authority.

            (k) "Remedial Action" means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, neutralize, contain, isolate, prevent, restore, rehabilitate, abate, repair, replace, remedy, correct, clean-up or otherwise remediate the Environmental Release or presence of any Hazardous Material in the Environment.

      5.02. Representations and Warranties.

      (a) Environmental Compliance.

            (1) The Real Property, when owned or used by the Purchased Company, was, and is, not in direct or indirect violation of any Environmental Law; and

            (2) The Purchased Company (i) is in compliance with all applicable Environmental Laws (other than Environmental Laws and Liabilities imposed solely under statutes enacted after the Closing Date which impose a new scope of liability not existing under previous law) and Environmental Permits; (ii) has never received any Environmental Claim; (iii) knows of no basis for an Environmental Claim; (iv) has never received any written communication from any person, including any Governmental Authority, alleging that it is in noncompliance with or in violation of any Environmental Law; (v) to the Knowledge of the Shareholders and the Purchased Company is not under investigation by any Governmental Authority for the failure to comply with any Environmental Law; (vi) has never been required to take any Remedial Action with respect to any property; (vii) has never paid any fine, forfeiture, penalty or assessment to any Governmental Authority under any Environmental Law, and (viii) has never made any untrue or misleading statement, certification, warranty or representation in any document submitted to any Governmental Authority in connection with any Environmental Law.

      (b) Environmental Permits.

            (1) The Purchased Company has obtained all Environmental Permits as are necessary or required under Environmental Laws (other than Environmental Laws and Liabilities imposed solely under statutes enacted after the Closing Date which impose a new scope of liability not existing under previous law) in connection with the operation of the Business. All such Environmental Permits are in good standing; and

            (2) The Purchased Company is in compliance with all terms and conditions of all Environmental Permits, and it has never violated any term or condition of any Environmental Permit.

      (c) Pending Claim.

            (1) The Real Property is not subject to any private or governmental lien or judicial or administrative notice or action relating to any Hazardous Material; and

            (2) There is no Environmental Claim pending or to the Knowledge of the Shareholders and the Purchased Company threatened (i) against the Purchased Company in connection with the Real Property or the operation of the Business,
(ii) against any person whose liability the Purchased Company has retained or assumed either contractually or by operation of law, or (iii) against any real property, personal property or operation which was formerly owned, used, leased or operated by the Purchased Company.

      (d) Disposal of Hazardous Materials. The Purchased Company nor any person acting on behalf of it have ever transported for the disposal, treatment, or recycling, or made arrangements for transportation, disposal, treatment or recycling, of any Hazardous Material from any real property at anytime owned, operated, used or leased by the Purchased Company to any other location, other than in compliance with Environmental Law.

      (e) Environmental Condition of Property. To the Knowledge of the Shareholders and the Purchased Company, the Real Property, including any improvements thereon and any soil, subsurface water, surface water and groundwater at or under such Property:

            (l) is not contaminated by any Hazardous Material;

            (2) does not contain any Hazardous Material;

            (3) specifically does not contain any petroleum product, asbestos containing material, or urea formaldehyde foam;

            (4) does not contain any fill material which contains a Hazardous Material;

            (5) never contained any above ground storage tank, underground storage tank or other underground storage receptacle;

            (6) has never been used for the treatment, disposal, deposit, recycling, land filling, or dumping of any Hazardous Material;

            (7) has never been affected by an Environmental Release;

            (8) does not contain a condition that is a threat to the Environment in such a way as to give rise to an Environmental Claim;

            (9) to the Knowledge of Shareholders and the Purchased Company, does not face any risk of contamination of any Hazardous Material from any nearby property;

            (10) has never been the subject of any Remedial Action, or have any action taken to abate, restore, repair or remedy any nuisance or other condition adversely affecting the Environment; and

            (11) does not contain any wetlands.

      5.03. Environmental Indemnity. Subject to the limitations set forth in
Section 9.05:

      (a) Shareholders shall defend, indemnify and hold Buyer and the Purchased Company harmless from and against any and all losses, damages, costs, expenses, liabilities and obligations, including, without limitation, settlement costs, judgments, interest, penalties and reasonable attorneys' fees and other reasonable legal costs and expenses for investigating or defending any actions, claims or proceedings which Buyer or the Purchased Company may incur, or become subject to, based upon, arising out of, relating to, or resulting from any Environmental Liabilities of the Purchased Company.

      (b) Regarding Remedial Action. Shareholders shall undertake any Remedial Action, or provide indemnification for any Remedial Action, where (1) Remedial Action is required by any Governmental Authority, or (2) a Hazardous Material is present at any location subject to a Remedial Action at a level which exceeds any applicable standard or limit under any Environmental Law.

                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION TO CLOSE

      6.01 Conditions to Obligation of the Buyer. The obligation of the Buyer to close this Transaction is subject to the following conditions:

      (a) The Shareholders and the Purchased Company will have taken all necessary individual and corporate actions to approve and authorize this Agreement and this Transaction, including all necessary shareholder and Board of Director actions;

      (b) The representations and warranties set forth in Article III above shall be true and correct in all Material respects as of the Closing Date;

      (c) The Shareholders and the Purchased Company shall have performed and been in substantial compliance with all of their covenants, agreements and conditions required by this Agreement at that time;

      (d) No action, suit, or proceeding shall be finalized, pending or threatened in which an unfavorable judgment, order, decree, finding, stipulation, determination, ruling, injunction, or charge does, or would (1) prevent consummation of any of this Transaction, (2) declare unlawful any portion of this

Transaction, (3) cause any portion of this Transaction to be rescinded following consummation, or (4) Materially affect adversely the right of the Buyer to own, operate, or control the Purchased Company;

      (e) The Shareholders Jim Gann, Sr. and Jim Gann, Jr. shall have entered into a Consulting Agreement and an Employment Agreement, respectively, with the Purchased Company and Harnischfeger Corporation substantially in the forms attached hereto as Exhibits 6.01 (e) (1) and 6.01 (e) (2), and 2) the Purchased Company shall have entered into employment contract with certain employees of the Purchased Company substantially on the form attached hereto as Exhibit 6.01
(e) (3);

      (f) The Buyer shall have received from counsel to the Shareholders and the Purchased Company an opinion with respect to the matters set forth in Article
6.01 in an acceptable form, addressed to the Buyer and dated as of the Closing date;

      (g) The Shareholders and the Purchased Company will have delivered to the Buyer all of the following documents:

            (1) a certificate (without qualification as to knowledge, materiality or otherwise) to the effect that each of the conditions specified above in ss.6.01(a) through ss.6.01(d), inclusive, is satisfied in all respects; and

            (2) certified copies of the resolutions duly adopted by the Purchased Company's board of directors authorizing the execution, delivery and performance of this Agreement and this Transaction;

      (h) All actions to be taken by the Shareholders and the Purchased Company in connection with consummation of this Transaction will be adequate in form and substance, in the opinion of Buyer, to close this Transaction;

      (i) Shareholders shall tender all share certificates of the Acquired Shares to Buyer, and execute all documents necessary to transfer ownership;

      (j) Sellers shall deliver to Buyer (1) a general warranty deed for the Acquired Real Estate, in form and substance acceptable to Buyer, conveying fee simple title to the Acquired Real Estate free and clear of all liens, restrictions and encumbrances except for permitted exceptions, (2) evidence of fee simple ownership of the Dayton facility, satisfactory to Buyer, and (3) the most recent title insurance policy on the Dayton facility;

      (k) Sellers shall tender all documents to Buyer necessary to effectuate the transfer of the Acquired Real Estate, and the Buyer shall reimburse 50% of the cost to Sellers, for the following:

      (l) The Buyer shall have received from a nationally recognized title insurance company (the "Title Company") satisfactory to the Buyer a fee owner's title insurance policy issued to the Buyer with respect to the Acquired Real Estate, in form and substance satisfactory to the Buyer, together with endorsements reasonably requested by the Buyer, in an amount determined by the Buyer, insuring the Buyer and issued as of the Closing Date by the Title Company, showing the Buyer or one of Buyer's subsidiaries to have a fee simple title to the Acquired Real Estate, and a valid leasehold estate in the Acquired Real Estate, in each case subject only to permitted encumbrances. Shareholders shall have delivered to the Title Company any affidavits or indemnities required by the Title Company in connection with the delivery of the owner's title policies and leasehold title policies;

            (2) The Buyer shall have received a survey of the Acquired Real Estate, dated within 30 days of the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to the Buyer and the Title Company and certified to the Buyer and the Title Company in form and substance satisfactory to the Buyer and the Title Company, complying with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and (i) setting forth an accurate description of the real estate, (ii) locating all improvements, encumbrances (setting forth the recording information of any recorded instruments), setback lines alleys, streets and roads, (iii) showing any encroachments upon or by any improvements on such parcels, and (iv) showing all dedicated public streets providing access to such parcels; and

            (3) The Buyer shall have received fully executed originals of all documents required to effectuate the transfer of title in the Acquired Real Estate.

      (l) Buyer shall have approved all forms to accomplish the divestiture by the Purchased Company of the Landol roll back trailer business, the boat, and any other asset agreed to by the Parties;

      (m) The Purchased Company's accounts payable are current in accordance to the terms of sale and/or purchase with Harnischfeger Corporation and its subsidiaries.

      (n) [intentionally left blank]

      (o) An insurance certificate is delivered by Shareholders which list the Purchased Company as being insured for 2 years after the Closing Date for selling and/or servicing Landoll Trailers;

      (p) Shareholders Jim Gann, Sr. and Jim Gann, Jr. shall have entered into non-compete agreements which are acceptable to all Parties;

      (q) Buyer shall have received all documentation necessary to ensure that the property tax abatement for the Franklin facility shall not be adversely affected by this Transaction;

      (r) Shareholders and Buyer shall have entered into a separate contract for handling the dispute with Fujitec;

      (s) The Purchased Company has negotiated a satisfactory resolution with its lenders so as not to be in a default arising out of this Transaction; and

      (t) During the Closing, the Purchased Company will hold a Shareholders Meeting at which the resignation of board members appointed by Shareholders will take place and, simultaneously, the Buyer will appoint its own members to the Board of Directors of the Purchased Company. At the same Shareholders Meetings, any and all powers of attorneys granted by the Purchased Company as of the Closing Date will be canceled and revoked and new powers of attorney granted.

The Buyer may waive any condition specified in this ss.6.01 if it executes a writing so stating at or prior to the Closing.

      6.02 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      (a) The Buyer will have taken all necessary corporate actions to approve and authorize this Agreement and this Transaction on terms and conditions satisfactory to the Shareholders, including all necessary Board of Director actions;

      (b) The representations and warranties set forth in Article IV above shall be true and correct in all Material respects as of the Closing Date;

      (c) The Buyer shall have performed and been in substantial compliance with all covenants, agreements and conditions;

      (d) No action, suit, or proceeding shall be finalized, pending or threatened in which an unfavorable judgment, order, decree, finding, stipulation, determination, ruling, injunction, or charge does, or would (1) prevent consummation of any of this Transaction, (2) declare unlawful any portion of this Transaction, or (3) cause any portion of this Transaction to be rescinded following consummation;

      (e) The Shareholders shall have received from counsel to the Buyer an opinion with respect to the matters set forth in Article 6.02 in a form acceptable to Shareholders, addressed to the Shareholders and dated as of the Closing Date;

      (f) Shareholders Jim Gann, Sr. and Jim Gann, Jr. shall have entered into a Consulting Agreement and an Employment Agreement, respectively, with the Purchased Company and Harnischfeger Corporation which are substantially in the forms attached as Exhibits 6.01 (e) (1) and 6.01 (e) (2);

      (g) At or immediately after Closing, the Buyer shall pay off the bank loans on the Acquired Real Estate and of the Purchased Company, and shall use its reasonable efforts, which does not include payment of moneys or providing other consideration, to obtain the release of Shareholders from all personal guarantees given by them in respect of any obligations of the Purchased Company; and

      (h) Buyer shall have tendered the consideration required under the terms of Section 2.02.

The Shareholders may waive any condition specified in this ss.6.02 if it executes a writing so stating at or prior to the Closing.

                                   ARTICLE VII
                                   TERMINATION

      7.01 Termination of Agreement. The Parties may terminate this Agreement as provided in ss.6.01, ss.6.02, and as provided below.

      (a) the Buyer and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (b) the Buyer may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing in the event the Shareholders or the Purchased Company are in breach in any Material respect, and the Shareholders and the Purchased Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach in any Material respect; provided, however, that should the breach be curable, then the notice must provide a reasonable time and method for the breaching Party to cure; and

      (c) any Party may terminate this Agreement by giving written notice to the other Parties should Closing not occur by February 14, 1997.

      7.02 Effect of Termination. If any Party terminates this Agreement pursuant to ss.7.01 above, all obligations of the Parties for this Transaction shall terminate without any Liability, except for any Liability of any Party then in breach; provided, however, that the provisions of ss.10.02 and ss.10.12 of this Agreement shall survive any such termination.

                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

      The Parties agree as follows with respect to the period following the
Closing:

      8.01 General. Should any further action be necessary or desirable after the Closing to carry out the purposes of this Agreement or this Transaction, each of the Parties will take such further action and execute such further documents as the other Party reasonably requests, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification for the action under Article IX below).

      8.02 Litigation Support. All Parties will, subject to any limitations that are reasonably required to preserve applicable attorney-client and other privileges, cooperate with the other Parties and their counsel in any lawsuit or dispute resolution with third parties, make available its personnel, and provide such reasonable testimony and access to its books and records as may be necessary, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification for the action under Article IX below).

      8.03 Transition. The Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Purchased Company from maintaining the same business relationships with the Purchased Company as maintained prior to the Closing. The Shareholders will refer (or handle as an employee of the Purchased Company) all customer inquiries relating to the Business of the Purchased Company to the Purchased Company after the Closing.

      8.04 Tax Matters. The Shareholders will be responsible for and will pay all Taxes and fees incurred by the Shareholders or the Purchased Company (other than as reflected on the Closing Date Balance Sheet), and Buyer will pay all Taxes and fees incurred by Buyer, arising out of or in connection with this Transaction. The Shareholders shall prepare and file the relevant Tax returns and pay the taxes (other than as reflected on the Closing Date Balance Sheet) shown to be due on such Tax returns.

      8.05 Access to Books and Records After Closing. The Parties agree that, for the purposes of this section, the "Access Period" is defined as the longer of (a) a period of five years following the Closing Date or (b) the period of time beginning on the Closing Date and ending on the date on which Taxes may no longer be assessed under the applicable statutes of limitations, including period of waivers or extensions. The Shareholders covenant and agree to maintain in a reasonably accessible place during the Access Period, the books and records not delivered to Buyer relating to the Business, to provide Buyer and its representatives reasonable access to such books and records during normal business hours, and to provide copies of such books and records to Buyer or its representative at Buyer's expense. Shareholders agree to notify Buyer prior to disposing of any such books and records and, upon request made within 60 days after receipt of such notice, to deliver such books and records to Buyer at Buyer's expense. With respect to the books and records delivered to Buyer in this Transaction, Buyer covenants and agrees to give the Shareholders the same access for the same time period and agrees to give the Shareholders the same notice and rights in the event of any proposed disposition of such books and records.

      8.06 Dayton Facility Sale. The Purchased Company shall continue after the Closing to attempt in good faith to sell the Dayton facility. The Sellers agree to cooperate with the Purchased Company in marketing and selling the facility. The Parties agree that the Purchased Company shall be under no obligation to accept any offer to sell the Dayton facility within the first twenty-four (24) months after the Closing Date for any amount less than $1.3 million, other than at a purchase price which the Buyer, in its sole discretion, deems reasonable. If the Purchased Company receives an offer during the 24 months equal to or greater than $1.3 million, the Purchased Company must accept such offer to sell the Dayton facility, net of any fees, commissions or other expenses related to the sale, and which is not subject to any indemnification, tail liabilities, or contingencies. After that time, the Purchased Company must accept any offer to sell the Dayton facility which is in excess of $700,000.00, net of any fees, commissions or other expenses related to the sale, and which is not subject to any indemnification, tail liabilities, or contingencies.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

      9.01 Survival. All of the representations, warranties, covenants and agreements of the Buyer, the Purchased Company, and the Shareholders contained in this Agreement, the Disclosure Schedule, and any certificate or document described pursuant to this Agreement, shall survive the Closing and continue in full force and effect indefinitely, other than the non-Tax representations and warranties which shall continue in full force and effect for only four (4) years, at which time they shall expire. In the case of any conflict between this Section and Section 9.05, Section 9.05 shall govern.

      9.02 Indemnification Provisions for Benefit of the Buyer and the Purchased Company. Subject to Section 9.01, the Sellers agree to indemnify and save harmless the Buyer and the Purchased Company, and each director, officer, employee, agent or Affiliate of the Buyer (collectively the "Indemnities"), from and against any Liability the Buyer, the Purchased Company, or the Indemnities may incur (including reasonable attorney fees) which is caused by:

      (a) any breach of, or inaccuracy in, any of the Shareholders', Sellers', or the Purchased Company's representations, warranties, covenants and agreements contained in this Agreement;

      (b) any Indemnified Liability;

      (c) any failure by the Shareholders or Sellers to carry out, perform, satisfy, or discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be executed and delivered by the Shareholders prior to or at Closing pursuant to this Agreement; and

      (d) any suit, action or other proceeding brought by any Person (including the Buyer of the Purchased Company) arising out of, or in any way related to, any of the matters referred to in the above subsections (a)-(c).

      9.03 Indemnification Provisions for Benefit of the Shareholders. Subject to Section 9.01, the Buyer agrees to indemnify and save harmless the Shareholders from and against any Liability the Shareholders may incur (including reasonable attorney fees) which is caused by:

      (a) the breach of any of the Buyer's representations, warranties, covenants and agreements contained in this Agreement;

      (b) any failure by the Buyer to carry out, perform satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by the Buyer prior to or at Closing pursuant to this Agreement; and

      (c) any suit, action or other proceeding brought by any Person (including the Shareholders) arising out of, or in any way related to, any of the matters referred to in the above subsections (a) - (b).

      9.04 Matters Involving Third Parties. If any Party (the "Indemnified Party") shall learn of any matter which may give rise to a claim for indemnification against another Party (the "Indemnifying Party") under this
Article IX, then the Indemnified Party shall promptly notify the Indemnifying Party promptly of the claim details; provided, however that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation except to the extent the Indemnifying Party is damaged by the late notice. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party.

      9.05 Indemnification Provision Limitations. The above indemnification provisions are exclusive. In addition, the Sellers' Liability under Section 9.02 are subject to the following conditions:

      (a) Sellers' Liabilities 1) not arising out of the Business, not relating to the Business or not based on the Business, or those portions of Liabilities which do not arise out of the Business, not relate to the Business or are not based on the Business and 2) under Indemnified Liability (i), shall be without limit. Buyer and the Purchased Company may, at their option, require Sellers to satisfy these liabilities and/or may set off amounts owed to Sellers under the Non-Compete Agreements. Buyer and the Purchased Company may exercise their rights of set off, or suspend payments, for both l) Liabilities actually incurred and 2) Liabilities which they reasonably believe may be incurred, and for which Buyer or the Purchased Company has given Shareholders notice; and

      (b) Other than for Indemnified Liability (i), Sellers' Liabilities arising out of the Business, relating to the Business or based on the Business, or those portions of Liabilities which arise out of the Business, related to the Business or are based on the Business, are limited to an offset against the $700,000 balance owed to Shareholders for the Dayton real estate under Section 2.02, such amount of Liability not to exceed a $400,000 maximum aggregate, and such amount to be reduced by $100,000 each 12 months after the Closing Date, so long as the Buyer and/or the Purchased Company has not made a claim for indemnification against Shareholders for such an amount. It is expressly understood that the reduction set forth in the prior sentence shall be decreased on a dollar-for-dollar basis for any claims of indemnification. This $400,000 amount shall not be deemed to be reduced by any insurance coverage procured by Sellers for the Purchased Company under the terms of this Agreement; however, the Purchased Company and the Buyer will take reasonable steps to recover under such insurance after asserting any right of set off under this paragraph. Buyer and the Purchased Company may exercise their rights of set off, or suspend payments, for both 1) Liabilities actually incurred and 2) Liabilities which they reasonably believe may be incurred, and for which Buyer or the Purchased Company has given Shareholders notice. Should, after a claim for indemnification has been made and monies have been suspended or set off, the Purchased Company receive insurance monies that satisfy or resolve the claim, then the Purchased Company shall reimburse the Sellers, but only to the extent that the Purchased Company or Buyer has been made whole in relation to the claim for which indemnity has been asserted or set off effected.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.01 Press Releases and Announcements. No Party shall issue any press release or announcement relating to this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith to be required by law or regulation (in which case the disclosing Party will if legally permitted, advise the other Party not less than three business days prior to making the disclosure).

      10.02 Confidentiality. If this Transaction is not consummated, the Buyer will keep confidential and on the request of the Shareholders return to the Shareholders, all written information and materials regarding the Shareholders and the Business which were provided by Shareholders to Buyer and copies of such information that were made by or on behalf of Buyer. This restriction does not apply, however, to information (l) which is or was generally available to the public from sources other than the Purchaser or its representatives, (2) is or becomes available to Purchaser from a third party who did not obtain such information directly or indirectly from the Shareholders or the Purchased Company, (3) is already in the possession of Purchaser or developed by Purchaser without reference to any of the Purchased Company's confidential information, or
(4) which Purchaser becomes obligated to disclose by any law, regulation or judicial process. Further, Buyer shall keep one copy of any notes, which shall be placed in storage and shall not be used by Buyer or its affiliates without Sellers' prior written consent.

      10.03 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors.

      10.04 Entire Agreement. This Agreement and the referenced documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to this Transaction.

      10.05 Succession and Assignment. No Party may transfer or assign either this Agreement or any of its rights, interests, or obligations without the prior written approval of the other Parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations.

      10.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      10.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.08 Notices. All notices, requests, demands, claims, and other communications will be in writing. Any notice, request, demand, claim, or other communication requirement under this Agreement shall be deemed satisfied if it is faxed or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to the Shareholders:      James Gann, Sr.
                                         818 Lars Cove
                                         Eaton, Ohio 45320

            If to the Shareholders:      James Gann, Jr.
                                         9831 Taragon Road
                                         Centerville, Ohio 45458

            If to the Shareholders:      Gail Gann
                                         818 Lars Cove
                                         Eaton, Ohio 45320

            With a Copy to:              Coolidge, Wall, Womsley & Lombard
                                         33 W. First Street
                                         Dayton, Ohio 45402
                                         Attn: Barb Sager

            If to the Buyer:             PHMH HOLDING COMPANY
                                         c/o Harnischfeger Corporation
                                         315 W. Forest Hill Avenue
                                         Oak Creek, Wisconsin 53154-2999
                                         Attention: President
                                         P&H Material Handling Division

            With a Copy to:              Harnischfeger Corporation
                                         315 W. Forest Hill Avenue
                                         Oak Creek, Wisconsin 53154-2999
                                         Attention: General Counsel,
                                         P&H Material Handling Division

      10.09 Governing Law. This Agreement shall be governed by and construed in accordance with Ohio, U.S.A. law.

      10.10 Amendments and Waivers. No amendment or waiver provision of this Agreement shall be valid unless in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, promise, breach of warranty or breach of covenant, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, breach of warranty or breach of covenant, or affect in any way any rights arising by virtue of any prior or subsequent similar occurrence.

      10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions. If the final judgment of an arbitrator or a court of competent jurisdiction declares that any term or provision contained in this Agreement is invalid or unenforceable, the Parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, and that comes closest to expressing intention of the invalid or unenforceable term or provision. The Parties agree that this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      10.12 Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its respective own costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with this Agreement and Transaction.

      10.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference in this Agreement to any law shall be deemed also to refer to all rules and regulations promulgated under the law, unless the context requires otherwise. Whenever the term "including" is used in this Agreement in connection with a listing of items, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or an exclusive listing of the items included within the prior reference.

      10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated by reference.

      10.15 Binding Arbitration and Good Faith Discussions The Parties agree that in the event a dispute arises out of or relating to this Agreement, the Parties must attempt in good faith to resolve the dispute through discussion and alternate dispute resolution according to the following procedure.

      (a) Good Faith Discussion - The complaining Party shall notify the other Parties of the dispute. All involved Parties shall attempt to discuss the dispute in good faith;

      (b) Mediation - Should the dispute remain unresolved after 30 days after the initial notice under subsection (a), then either party may request Mediation by a mutually acceptable neutral person not affiliated with any of the Parties. If the Parties are unable to agree on a Mediator and the location of the mediation, then the Mediation shall take place in Cleveland, Ohio, and the Mediator shall be mutually agreed to by the Parties or, if no agreement is reached, then by J.A.M.S./Endispute. The cost of the Mediation shall be split equally;

      (c) Arbitration - Should the dispute remain unresolved after Mediation, the Parties agree to arbitrate under the rules of conciliation and arbitration of the American Arbitration Association. The arbitration award shall be considered the final and binding resolution of any dispute arising under this Agreement. There shall be three arbitrators, one being selected by the Buyer and one being selected by the Shareholders, and the third being selected by the two arbitrators so selected. If a Party fails to nominate an arbitrator within 15 days from the date of the notification made to it of the other Party's request for arbitration, or if the two arbitrators fail within 15 days from the date of their appointment to reach agreement on the third arbitrator, then the third arbitrator shall be appointed in accordance with the AAA rules. The place of Arbitration shall be Cleveland, Ohio. The Arbitration expenses shall be paid by the losing party. If the arbitrators do not find for one party's position in its entirety, then the Parties shall share the arbitration expenses equally. The Parties shall also be responsible for their own expenses, including attorney fees;

      (d) Enforceability - This Agreement, including the Arbitration provision and any award, shall be enforceable in any federal or state court in the United States; and

      (e) Miscellaneous - The Parties waive the defense of inconvenient forum and lack of personal jurisdiction in any proceeding brought in federal or state court in Cleveland to enforce this Arbitration provision. Further, the Parties agree that notice under this Agreement shall constitute acceptable and valid service of process for all proceeding to enforce this Arbitration Clause.

      10.16 P&H Products. Notwithstanding any other provision of this Agreement to the contrary, the Shareholders and the Purchased Company make no representations, warranties, or covenants with respect to any products, goods or services supplied at any time by Buyer or any of its affiliates to Purchased Company (or the Purchased Company's customers), to that extent such goods were merely re-sold by the Purchased Company merely incorporated by the Purchased Company into cranes within designs consistent with industry practices and standards.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the above date.

PHMH HOLDING COMPANY                      MPH CRANE, INC.


By /s/ Martin L. Ditkof                   By /s/ James F. Gann, Sr.
  ----------------------------------        -------------------------------

Title  Attorney                           Title  CEO
     -------------------------------            ---------------------------

                                          JAMES GANN, SR.

                                          /s/ James Gann, Sr.
                                          ---------------------------------

                                          GAIL GANN

                                          /s/ Gail Gann
                                          ---------------------------------

                                          JAMES GANN, JR.

                                          /s/ James Gann, Jr.
                                          ---------------------------------